                                 EXHIBIT  10(O)

              NONCOMPETITION, INDEMNIFICATION AND RELEASE AGREEMENT

     AGREEMENT made and entered into as of the 2nd day of November, 1995, between Diagnostic Leasing Corp., a New York corporation ("Corporation") having its principal place of business at 846 Pelham Parkway, Pelham Manor, New York 10803 and Andrew D. Stone ("Executive") residing at 243 Hamlet Drive, Jericho, New York 11753.

                              W I T N E S S E T H:

     WHEREAS, the Corporation is acquiring all of the Executive's outstanding shares of capital stock of Stone Medical Supply Corporation ("Stone") in accordance with an Agreement for Merger and Reorganization ("Merger Agreement") dated the date hereof among the Corporation's parent Micro Bio-Medics, Inc. ("MBM"), the Corporation, Stone and Executive; and

     WHEREAS, Stone is engaged in the business of selling and distributing health care related products directly to physicians and medical clinics (the "Business"); and

     WHEREAS, in order to induce the Corporation to enter into and consummate such acquisition and in order to protect the goodwill associated with the Business, Executive has agreed to enter into this Agreement with the Corporation restricting his activities relating to the business being conducted by the Corporation as set forth herein. All capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Merger Agreement (as defined below).

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Corporation and Executive hereby agree as follows:

     1.   COVENANTS.

          (a) Except in the regular course of his duties as an employee and director of Stone between the date hereof and the date of the Merger, Executive will not perform any or all of the following activities:

               (i) engage, directly or indirectly, within the states of New York, New Jersey or Connecticut in any business involving the sale and distribution of health care related products directly or indirectly to physicians, podiatrists, medical clinics, hospitals, veterinarians, home care dealers and other health care providers, which is competitive with the business now conducted by the Corporation, its parent or any subsidiary or affiliate of the Corporation.

               (ii) directly or indirectly solicit, induce (or attempt to induce), or have any part in, the diversion of employees, or former employees, within six (6)

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months after the termination of their employment, of Stone or of the
Corporation, its parent or any subsidiary or affiliate of the Corporation or suppliers from their relationships with Stone or the Corporation, its parent or any subsidiary or affiliate of the Corporation;

               (iii) engage, directly or indirectly, in solicitation from any of the customers or any parent, subsidiary or affiliate thereof of any business which is competitive with the Business now or then conducted by Stone or the Corporation, its parent or any subsidiary or affiliate of the Corporation;

               (iv) take any action which is intended, or would reasonably be expected, to harm Stone or the Corporation or its parent or any subsidiary or affiliate or any director, officer, employer or agent thereof or the reputation of any of the foregoing or which would reasonably be expected to lead to unwanted or unfavorable publicity to Stone or the Corporation or its parent or any subsidiary or affiliate of the Corporation or materially adversely impact their relationships with their employees, customers or suppliers; or

               (v) engage in any business which uses as its name, in whole or in part, Stone, MBM, Micro Bio-Medics, Clark, Caligor or any other name used by Stone or the Corporation, its parent or any subsidiary or affiliate of the Corporation.

          (b) For the purposes of this Paragraph 1, Executive will be deemed directly or indirectly engaged in a business if he participates in such business as proprietor, partner, joint venturer, stockholder, director, officer, lender, manager, executive, consultant, advisor or agent or if he controls such business. Executive shall not for purposes of this paragraph be deemed a stockholder or lender if he holds less than two (2%) percent of the outstanding equity or debt of any publicly owned corporation engaged in the same or similar business to that of Stone or the Corporation, provided that he shall not be in a control position with regard to such corporation or if he holds a portion of the outstanding equity of Physicians Laboratory Management Co.

          (c) Executive further agrees that for a period of ten (10) years from the Closing Date under the Merger Agreement, unless and to the extent that any shares of common stock of MBM which he owns are sooner transferred to an unrelated and unaffiliated third party (other than the Escrow Agent under the Andrew Escrow Agreement) and/or repurchased by MBM, he will vote such shares in accordance with directions of Bruce J. Haber, or if Bruce J. Haber dies, becomes disabled or is otherwise unable to give such directions, then in accordance with the directions of the Board of Directors of MBM.

     2. DISCLOSURE. Executive will not at any time, directly or indirectly, disclose or furnish to any other person, firm or corporation:

          (a) any information concerning the methods of conducting or obtaining business, of manufacturing or advertising products, or of obtaining customers of the


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Corporation or Stone, or the parent or any subsidiary or affiliate of the
Corporation or of Stone;

          (b) any information acquired by him during the course of his employment by the Corporation or Stone, or the parent or any subsidiary or affiliate of the Corporation or of Stone, including, without limiting the generality of the foregoing, the names of any customers or prospective customers of, or any person or entity, who or which have or shall have traded or dealt with the Corporation or Stone (whether such customers have been obtained by Executive or otherwise);

          (c) any information regarding the "mix" of products sold to customers of Stone or the Corporation, its parent or any subsidiary and affiliate of the Corporation, or the price at which products are sold to customers of Stone or the Corporation, its parent or any subsidiary and affiliate of the Corporation; and/or

          (d) any information relating to the products, designs, styles, processes, discoveries, materials, ideas, creations, inventions or properties of the Corporation or Stone, or the parent or any subsidiary and affiliate of the Corporation or of Stone.

     3. TERM AND INJUNCTIVE RELIEF. The Covenants contained in Paragraphs 1 and 2 hereof (except for subparagraph 1(c) which will continue for the period set forth therein) will continue for a period of fifteen (15) years from and after the date hereof. The Executive acknowledges and agrees that irreparable damage may result to the Corporation and its Business and properties if he fails or refuses to perform his obligations under this Agreement, that a violation of this Agreement would be a proper subject of injunctive relief and would be necessary to protect the Corporation's legitimate business interests and that the remedy at law for any such failure or refusal will be inadequate. Accordingly, it is understood that the Corporation shall be entitled to provisional remedies (including, without limitation, injunctive relief) and damages.

     4.   INDEMNIFICATION AND RELEASE.

          (a) INDEMNIFICATION BY EXECUTIVE. In addition to any other indemnification under this Agreement or otherwise of MBM and the Corporation by Executive, and in consideration of the Corporation's paying the Executive the consideration described in Paragraph 5 hereof, Executive hereby agrees to indemnify and hold MBM and the Corporation harmless from and against any and all claims, demands, actions, causes of action, debts, obligations and encumbrances (including reasonable attorneys' fees) of any kind or nature whatsoever which may or shall be asserted against MBM or the Corporation or any of their respective properties arising out of or relating to:

                (i) any amount by which the cost, determined on an item by item basis (or sales price if an item of Inventory is sold for less than its cost), of Inventory (as defined in the Merger Agreement) sold during the Indemnity Period (as defined below) ("Actual Inventory Proceeds") is less than the cost of all Inventory net of


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reserves for the purposes hereof as reflected on the Balance Sheet (as defined in the Merger Agreement) (such net cost, the "Warranted Inventory Proceeds"; such reserves recorded on the Balance Sheet, in the maximum aggregate amount of $135,000 to reduce Inventory and the Stone Accounts (hereinafter defined), may for the purposes hereof be allocated to reduce either Warranted Inventory Proceeds or Warranted Account Proceeds under subparagraph 4(a)(ii), as the Executive may decide) PROVIDED, HOWEVER, that if the Actual Inventory Proceeds exceed the Warranted Inventory Proceeds, then the Warranted Accounts Proceeds shall be reduced by the amount of such excess. The "Indemnity Period" shall be the period beginning on the date hereof and ending on the last day of the fifteenth month after the filing of the Certificate of Merger. For purposes of this Subparagraph 4(a)(i), to the extent that MBM owns and sells inventory of like kind as the Inventory of Stone existing at the date hereof, such "like kind" sales and collections shall be deemed sales of Inventory for the purpose of this Subsection;

               (ii) any amount by which the total amount of cash proceeds ("Actual Account Proceeds") received during the Indemnity Period by MBM from the Stone Accounts (as defined in the Merger Agreement) is less than the amount of the Stone Accounts, net of reserves as reflected on the Balance Sheet (the "Warranted Account Proceeds; such reserves on the Balance Sheet, in the maximum aggregate amount of $135,000 against Stone Accounts and Inventory, may be allocated to reduce Warranted Account Proceeds or Warranted Inventory Proceeds under subparagraph 4(a)(i), as the Executive may decide); PROVIDED, HOWEVER, that if the Actual Accounts Proceeds exceed the Warranted Account Proceeds, the Warranted Inventory Proceeds shall be reduced by the amount of such excess. In determining Actual Account Proceeds, effect shall be given to all credits against future deliveries and all payments made by customers shall be applied in accordance with customer designations; however, undesignated payments shall be applied first to the oldest account receivable due from the customer making payment whether it is an account receivable due to Stone or to MBM, before being applied to any other accounts receivable owed by that customer to Stone, MBM or to the Corporation. During the Indemnity Period, the Corporation and MBM shall not settle or otherwise compromise any of the Stone Accounts without the Executive's prior written consent. After the Executive has made all indemnification payments provided for in this subparagraph 4(a)(ii), the Corporation shall reassign to him, without representation and without recourse, all then remaining uncollected Stone Accounts;

               (iii) the breach or the alleged breach of any representation, warranty, covenant or agreement made herein, in the Merger Agreement or otherwise in connection with the Merger Agreement and the other documents and transactions contemplated thereby, by Stone or by the Executive;

               (iv) any and all of Stone's activities prior to the date hereof, including, but not limited to, losses resulting from goods shipped by Stone to customers prior to the date hereof (however, any amounts paid or payable in indemnification pursuant to subparagraphs 4(a)(i) and/or 4(a)(ii) hereof shall not also be payable pursuant to this subparagraph 4(a)(iv)); and


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               (v) the nature of the transaction contemplated by or referred to in this Agreement and/or the Merger Agreement and/or any other agreement or document between or among the parties, including, without limitation, Lyudmilla Stone ("Lyudmilla"), referred to in this Agreement or in the Merger Agreement, including, without limitation, claims made by holders of Dissenting Shares, provided, however, that Executive's obligations to MBM and the Corporation in respect of claims made by Dissenting Shareholders shall be limited to the total of the amount by which any payments by MBM and the Corporation to Dissenting Shareholders exceed the payment, as measured in MBM Shares, which such persons would have received in the Merger plus all fees, including without limitation attorneys' fees, incurred by MBM and the Corporation in connection with any such action or payment.

     Executive's obligations under this Paragraph 4 shall apply irrespective of whether the Merger is consummated or whether the stock purchase transaction described in Section 8 of the Merger Agreement is consummated.

          (b) INDEMNIFICATION BY MBM AND THE CORPORATION. MBM and the Corporation agree to indemnify and hold Executive harmless from and against any and all claims, demands, actions, causes of action, debts, obligations and encumbrances (including reasonable attorneys' fees) of any kind or nature whatsoever which may or shall be asserted against either of them or any of their properties arising out of or relating to the breach or alleged breach of any representation, warranty, covenant or agreement made herein or in the Merger Agreement by MBM or the Corporation.

          (c) WAIVER. Consummation of the transactions hereunder and under the Merger Agreement shall not be deemed or construed to be a waiver of any right or remedy of MBM or the Corporation against Executive or of Executive against MBM or the Corporation nor shall this Paragraph 4 or any other provision of this Agreement or the Merger Agreement be deemed or construed to be a waiver of any ground of defense by MBM or the Corporation against Executive or by Executive against MBM or the Corporation.

          (d) NOTICE; DEFENSE. If indemnification is sought arising out of or in connection with a claim made by a third party, the indemnified party shall promptly notify the indemnifying party, MBM and the Corporation being considered one party for purposes of this Section, of the existence of such claim, demand or other matter to which the indemnifying party's indemnification obligations would apply, and give the indemnifying party reasonable opportunity to defend or contest the same at the indemnifying party's own expense with counsel of its own selection; provided that the indemnified party shall, at all times, also have the right to fully participate in the defense at its own expense. If the indemnifying party shall, within a reasonable time after this notice, fail to defend, the indemnified party shall have the right, but not the obligation, to undertake the defense of or to contest, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account and at the risk, of the indemnifying party.

          (e)  PAYMENT OF INDEMNIFICATION AMOUNTS BY EXECUTIVE.

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Notwithstanding anything to the contrary contained in this Paragraph 4, if
Executive is obligated to pay any sums in indemnification pursuant to this Paragraph 4, he shall do so within ten (10) days after Executive's obligation for indemnification has been determined, and in respect of indemnification by virtue of subparagraphs 4(a)(i) and 4(a)(ii) of this Agreement in no event later than ten (10) days after the expiration of the Indemnity Period, and he may do so by delivering to MBM or the Corporation shares of capital stock of MBM which shares shall be deemed to have a per share value of shares of capital stock of MBM used in determining the Conversion Ratio in accordance with Section 2 of the Merger Agreement. The foregoing shall not in any event, however, limit MBM's or the Corporation's recourse against Executive. Any amounts due and payable by MBM or the Corporation to the Executive, or Lyudmilla, if due and payable within the time when an indemnification payment is due hereunder shall be reduced or offset by any amounts due and payable by the Executive under this Paragraph 4 and only if such reduction or offset is not available shall the Executive be obligated to pay as provided in this Section.

          (f) RELEASE. Executive hereby releases and discharges Stone and their respective successors and assigns from all actions, causes of action, suits, debts, claims or demands on any kind or nature whatsoever, in law or equity which Executive may ever have had or now has against Stone except, those obligations expressly provided for herein.

     5.   CONSIDERATION

          (a) In consideration of Executive's covenants and agreements contained herein, the Corporation hereby agrees to pay to Executive, subject to adjustment as provided for in Paragraph 5(b) hereof, an amount equal to One Million Two Hundred and Fifty Thousand ($1,250,000) Dollars to be paid as follows: (i) Five Hundred Eighty-Three Thousand Three Hundred and Thirty-Three and 33/100 ($583,333.33) Dollars as soon as McLaughlin & Stern, LLP advises the Corporation that the Executive has delivered to McLaughlin & Stern, LLP, in accordance with Section 6(a) of the Merger Agreement, certificates evidencing 1,973,750 shares of Common Stock of Stone, (ii) Three Hundred Thirty-Three Thousand Three Hundred Thirty Three and 33/100 ($333,333.33) Dollars on the date nine (9) months from the date hereof and (iii) Three Hundred Thirty-Three Thousand Three Hundred Thirty Three and 33/100 ($333,333.33) Dollars on the date ten (10) business days after the date of final determination of Executive's liability to the Corporation, if any, under Paragraph 4(a)(i) and 4(a)(ii) hereof; notwithstanding the foregoing, the payments referred to in (ii) and
(iii) shall not be due and payable unless and until the consummation of the Merger in accordance with the Merger Agreement. If the date of any such payment is not a business day, the due date of such payment shall be the next succeeding business day. Notwithstanding the foregoing, if the Merger is not consummated as provided in the Merger Agreement and if the Executive's Stone Shares are purchased in accordance with Section 8 of the Merger Agreement, then the consideration to be paid as provided herein shall only be Seven Hundred and Fifty Thousand ($750,000) Dollars and the payments referred to in (ii) and (iii) above shall each be reduced to Eighty-Three Thousand Three Hundred and Thirty-Three

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($83,333.33) Dollars.

          (b) Notwithstanding the provisions of this Paragraph 5, the Corporation shall have the right to set off against its obligations under this Agreement, in direct order of maturity, any amounts which the Executive has not paid to the Corporation or the Corporation in discharge of his indemnification obligations pursuant to this Agreement.

          (c) Notwithstanding anything to the contrary contained herein, if the Executive terminates his employment with the Corporation, its parent or any subsidiary or affiliate of the Corporation, as the case may be, except if the Corporation is in breach of the employment agreement between the Executive and the Corporation, prior to the first anniversary of the Date of the Merger, then the Corporation will no longer have any obligation to pay the Executive the consideration set forth in Paragraph 5(a) hereof, but the covenants contained in Paragraph 1 hereof shall continue in full force and effect.

          (d) In the event of any dispute between the parties concerning Executive's performance of obligations to the Corporation, which gives, or may give, rise to the Corporation's right of offset or indemnification under this Agreement, as a result of which the Corporation decides to withhold payments hereunder, the Corporation shall, as a condition to Executive's refraining from accelerating the remaining payments, make timely deposit of such disputed payments with the Corporation's attorneys, Otterbourg, Steindler, Houston & Rosen, P.C., who shall hold such payments, together with any interest earned thereon, as escrow agent pending resolution of such dispute by mutual agreement between the parties or by final determination by a court of competent jurisdiction.

          6. In connection with any escrow of the disputed payments with Otterbourg, Steindler, Houston & Rosen, P.C., as Escrow Agent, the following shall prevail:

               a) The funds held by the Escrow Agent shall be invested at interest in substantially the same manner as the Escrow Agent invests other moneys in its attorney escrow account. Interest, if any, earned on any payment shall be remitted to the party who is ultimately determined to be entitled to such payment.

               b) The Escrow Agent shall have the right to continue to represent MBM, the Corporation and their respective affiliates and related persons.

               c) The Escrow Agent shall have the right to act in reliance upon any document, instrument, or signature believed by it to be genuine and to assume that any person purporting to give any notice or instructions in accordance with provisions hereof has been duly authorized to do so.

               d) If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any of the

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parties hereto or from third parties with respect to the funds held hereunder, which, in its opinion, are in conflict with any provision hereof, it shall be entitled to refrain from taking any action other than to keep safely the escrow funds until it shall be directed otherwise in writing by all the parties hereto and said third person, if any, or by a final order or judgment of a court of competent jurisdiction.

               e) The Escrow Agent shall not be bound by any modification, cancellation or recision hereof unless in writing and signed by the other parties hereto. In no event, however, shall any modification hereof which shall affect the rights or duties of the Escrow Agent be binding on the Escrow Agent unless it shall have given its prior written consent.

               f) The Escrow Agent shall not be liable for any action taken or omitted hereunder except in the case of its willful misconduct.

               g) The Escrow Agent may at any time resign by giving written notice of its resignation to the other parties hereto and at least ten (10) days prior to the date specified for such resignation to take effect and upon the effective date of such resignation all funds then held by the Escrow Agent hereunder shall be delivered by it to such person or persons as may be designated in writing by all of the other parties hereto, whereupon all obligations of the Escrow Agent hereunder shall cease and terminate. If no such person or persons shall have been designated by such date, all obligations of the Escrow Agent hereunder shall nonetheless cease and terminate. Its sole responsibility thereafter shall be to keep safely all funds then held by it and to deliver the same to a person designated by all parties hereto or in accordance with the directions of the final order or judgment of a Court of competent jurisdiction. The parties hereto agree that McLaughlin & Stern, LLP is acceptable as replacement Escrow Agent when and if Otterbourg, Steindler, Houston & Rosen, P.C. resigns as Escrow Agent, provided that said substitute Escrow Agent consents in writing, at the time of substituting, to accept the obligations as Escrow Agent in accordance with the terms hereof.

               h) No notice, demand, requests or other communication to the Escrow Agent in connection herewith shall be binding on the Escrow Agent unless it is in writing, refers specifically to this Agreement, is addressed to it at 230 Park Avenue, New York, New York 10169, or such other address as the Escrow Agent may at any time or from time to time designate and is actually received by the Escrow Agent at that address.

               i) MBM shall provide Executive with written notice of any payment to the Escrow Agent. The Escrow Agent shall have no duty to notify any party that a payment was or was not received.

     7. CONSENT TO JURISDICTION AND APPOINTMENT OF AGENT FOR SERVICE OF PROCESS. The parties hereto irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York in New York County and the United States District Court for the Southern District of New York in connection with any


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action, proceeding or claim arising out of or relating to this Agreement.
Executive hereby irrevocably appoints and designates the law firm of Ruskin, Moscou, Evans & Faltischek, P.C. (or its successor in business) as his agent for service of process in New York and agrees to consider any legal process or any demand or notice made or served on the said agent as being made on him. Executive hereby agrees that separate confirmation by such agent of the foregoing irrevocable appointment as agent for service of process is not required.

     8. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, ANY INSTRUMENT, DOCUMENT OR GUARANTY DELIVERED PURSUANT HERETO, OR THE VALIDITY, PROTECTION, INTERPRETATION, ADMINISTRATION, COLLECTION OR ENFORCEMENT HEREOF.

     9. ABSENCE OF RESTRICTIONS. Executive represents and warrants that he is not a party to any agreement or contract pursuant to which there is any restriction or limitation upon his entering into this Agreement.

     10. FURTHER INSTRUMENTS. Executive will execute and deliver all such other further instruments and documents as may be necessary, in the opinion of the Corporation, to carry out the purposes of this Agreement.

     11. INVALIDITY AND SEVERABILITY. If any provisions of this Agreement are held invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement, and, to that extent, the provisions of this Agreement are intended to be and shall be deemed severable. In particular and without limiting the foregoing sentence, if any provision of Paragraph 1 of this Agreement shall be held to be invalid or unenforceable by reason of geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement and any such provision shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drawn so as to be valid and enforceable.

     12. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered by hand or by Federal Express or other nationally recognized overnight delivery services or if sent by registered or certified mail, as follows:

     As to Executive:              Andrew D. Stone
                                   243 Hamlet Drive
                                   Jericho, New York 11753

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     As to the Corporation:        Diagnostic Leasing Corp.
                                   846 Pelham Parkway
                                   Pelham Manor, New York 10803
                                   Attention: Bruce J. Haber, President

or to such other address as either party hereto may designate by notice given in accordance with this Agreement.

     13. ASSIGNMENT. A party hereto may not assign this Agreement or any rights or obligations hereunder without the consent of the other party hereto; PROVIDED, HOWEVER, that upon the sale or transfer of all or substantially all of the assets of the Corporation, or upon the merger by the Corporation into, or the combination with, another corporation, this Agreement will inure to the benefit of and be binding upon the person or entity purchasing such assets, or the corporation surviving such merger or consolidation, as the case may be. The Corporation may also, at any time or from time to time, assign this Agreement to any of its parents, subsidiaries or affiliates. The provisions of this Agreement where applicable are binding upon Executive's heirs and legal representatives and upon the successors and assigns of the parties hereto.

     14. WAIVER OF BREACH. Waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such other party.

     15. ENTIRE AGREEMENT. This instrument contains the entire Agreement of the parties as to the subject matter hereof. It may not be changed orally, but only by an Agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     16. APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the State of New York.

     17. NEGOTIATIONS. This Agreement is the product of full and complete negotiations at arm's length by the parties hereto. In view of the negotiations which have culminated in the execution of this Agreement, no prior drafts, letters or memoranda prepared by either party hereto shall be used to construe or interpret any provision hereof, nor shall either party hereto be considered the "drafter" of this Agreement for the purpose of construing the terms, conditions and obligations set forth herein.

     18.  ATTORNEYS' FEES AND EXPENSES.

          (a) If the Corporation brings legal proceedings to enforce its rights under this Agreement and is successful in doing so, it shall be entitled, in addition to all other remedies, to reimbursement by the Executive for its costs and expenses, including reasonable attorneys' fees. If the Corporation brings such proceedings and is unsuccessful, the Corporation shall reimburse the Executive for his costs and expenses, including reasonable attorneys fees.

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          (b)  If the Executive brings legal proceedings to enforce his rights under this Agreement and is successful in doing so, he shall be entitled, in addition to all other remedies, to reimbursement by the Corporation for his costs and expenses, including reasonable attorneys' fees. If the Executive bring such proceedings and is unsuccessful, he shall reimburse the Corporation for its costs and expenses, including reasonable attorneys' fees.

     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf and Executive has signed this Agreement as of the date first above written.
                              DIAGNOSTIC LEASING CORP.


                              By: /S/ BRUCE J. HABER
                                 -------------------
                              Title:  President

                              /S/ ANDREW D. STONE
                              -----------------------
                              Andrew D. Stone

The undersigned hereby guarantees payment by the Corporation of its obligations under this Agreement.
                              MICRO BIO-MEDICS, INC.

                              By: /s/  Bruce J. Haber
                              -------------------------
                              Title: President

THE UNDERSIGNED EXECUTES THE ABOVE AGREEMENT SOLELY FOR THE PURPOSE OF HAVING PARAGRAPH 1(C) CONSTITUTE AN AGREEMENT BETWEEN TWO SHAREHOLDERS PURSUANT TO
Section 620 OF THE NEW YORK BUSINESS CORPORATION LAW.

/s/ Bruce Haber
---------------
BRUCE J. HABER

SUBPARAGRAPH 5(D) AND PARAGRAPH 6 OF THE
ABOVE AGREEMENT ARE HEREBY CONSENTED TO:

OTTERBOURG, STEINDLER, HOUSTON & ROSEN, P.C.

By:/s/ Donald N. Gellert
   ----------------------
   Donald N. Gellert
   Member of the Firm


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